Delisting Determination, The Nasdaq Stock Market, LLC, July 2, 2025, Viracta Therapeutics, Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the common stock of Viracta Therapeutics, Inc.
effective at the opening of the trading session on July 21, 2025.
Based on review of information provided by the Company, Nasdaq Staff determined that the Company no longer qualified for listing on the Exchange pursuant to Listing Rules 5550(a)(2) and 5550(b)(1).
The Company was notified of the Staff determination on November 26, 2024. On December 3, 2024, the Company exercised its right to appeal the Staff determination to the Listing Qualifications Hearings Panel (Panel) pursuant to Listing Rule 5815.
On January 30, 2025, the hearing was held.
On January 31, 2025, the Panel reached
a decision and a Decision letter was issued on that same day.
Per the January 31, 2025 decision, the Panel decided to suspend the Company from the Exchange. The Company common stock suspended on February 4, 2025. The Staff determination to delist the Company common stock became final on March 17, 2025.